Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.      )

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UNIFI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

September 18, 2008

To The Shareholders Of
  Unifi, Inc.

The Annual Meeting of Shareholders of your Company will be held at 9:00 A.M. Eastern Daylight Savings Time on Wednesday, October 29, 2008, at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about September 18, 2008 we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our Shareholders of record and beneficial owners at the close of business on September 10, 2008. On the date of mailing of the Notice, all Shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Detailed information relating to the Company’s activities and operating performance is contained in its Annual Report on Form 10-K for the fiscal year ended June 29, 2008, which is available over the Internet as described in the Notice.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting by Internet. The Notice will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. Any proxy materials sent to you will include a proxy card that will provide you with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail. Your vote is extremely important and we appreciate your taking the time to vote promptly.

Sincerely,

William L. Jasper
President and Chief Executive Officer

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 29, 2008

To The Shareholders of Unifi, Inc.:

The Annual Meeting of Shareholders of Unifi, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina, on Wednesday, October 29, 2008 at 9:00 A.M. Eastern Daylight Savings Time, for the following purposes:

1.	To elect ten (10) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

2.	To approve the 2008 Unifi, Inc. Long-Term Incentive Plan.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors, under the provisions of the Company’s By-Laws, has fixed the close of business on September 10, 2008, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment or adjournments thereof. The transfer books of the Company will not be closed.

YOUR VOTE IS IMPORTANT. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote at your earliest convenience by Internet, or request that proxy materials be sent to you by mail. If you request the proxy materials by mail, included therewith will be a proxy card with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE (I) BY INTERNET, (II) REQUEST PROXY MATERIALS BE SENT TO YOU THAT WILL INCLUDE A PROXY CARD WITH A TELEPHONE NUMBER YOU MAY CALL TO CAST YOUR VOTE, OR YOU MAY COMPLETE, SIGN AND RETURN THE PROXY CARD BY MAIL, OR (III) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

By Order Of The Board Of Directors:

Charles F. McCoy
Vice President, Secretary and General Counsel

Greensboro, North Carolina
September 18, 2008

PROXY STATEMENT
SOLICITATION OF PROXIES
VOTING OF SHARES
INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICERS AND THEIR COMPENSATION
BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS’ COMPENSATION
COMMITTEES OF THE BOARD OF DIRECTORS
SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES
ATTENDANCE OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
AUDIT COMMITTEE REPORT
INFORMATION RELATING TO THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2
APPROVAL OF THE 2008 UNIFI, INC. LONG-TERM INCENTIVE PLAN
SHAREHOLDER PROPOSALS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ANNUAL REPORT
OTHER MATTERS
DIRECTOR INDEPENDENCE STANDARDS
2008 UNIFI, INC. LONG-TERM INCENTIVE PLAN
SECTION I GENERAL
SECTION II OPTIONS
SECTION III OTHER STOCK AWARDS
SECTION IV OPERATION AND ADMINISTRATION
SECTION V COMMITTEE
SECTION VI AMENDMENT AND TERMINATION
SECTION VII DEFINED TERMS

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

PROXY STATEMENT

SOLICITATION OF PROXIES

This solicitation of the enclosed proxy is made by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held Wednesday, October 29, 2008, at 9:00 A.M. Eastern Daylight Savings Time, at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina, or at any adjournment or adjournments thereof (the “Annual Meeting”).

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, the Company is now furnishing proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to Shareholders on or about September 18, 2008. The Proxy Statement and the form of proxy relating to the Annual Meeting will be made available to Shareholders on the date that the Notice is first sent.

The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted (i) in favor of electing as directors of the Company the ten (10) nominees for director named in this Proxy Statement, (ii) to approve the 2008 Unifi, Inc. Long-Term Incentive Plan and (iii) in the discretion of the proxy holder on any other matters presented at the Annual Meeting.

The expense of this solicitation will be borne by the Company. Solicitations of proxies may be made in person, by mail or by telephone, telegraph or electronic means by directors, officers and regular employees of the Company who will not be specially compensated in such regard. In addition, the Company has retained D. F. King & Company to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $8,500 plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company’s expense, to their principals.

The Company’s common stock (the “Common Stock”), par value $.10 per share is the only class of stock of the Company. Only Shareholders of record, as of the close of business on September 10, 2008 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had outstanding 61,557,600 shares of its Common Stock. Each share of the Common Stock entitles the holder to one vote with respect to each matter coming before the Annual Meeting and all such shares vote as a single class.

VOTING OF SHARES

The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business. New York law and the Company’s By-Laws require the presence of a quorum at annual meetings of Shareholders. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If your shares are held in “street name” and you do not give instructions as to how you want your shares voted, the bank, broker or other nominee who holds the Company’s shares on your behalf may, in certain circumstances, vote the shares at its discretion. However, such bank, broker or other nominee is not required to vote the shares of Common Stock and in some instances is prohibited from doing so.

With respect to “routine” matters, such as the election of directors, a bank, broker or other nominee has authority (but is not required) under the rules of the New York Stock Exchange (“NYSE”), to vote a client’s shares if a client does not provide instructions. When a bank, broker or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted “for”, or “against” such routine matters.

With respect to “non-routine” matters, a bank, broker or other nominee is not permitted under the NYSE rules to vote its clients’ shares if the clients do not provide instructions. The bank, broker or other nominee will so note on the vote card, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted “for”, “against” or “abstaining” from such non-routine matters.

Accordingly, if you do not vote your proxy, your brokerage firm, bank or other nominee may either: (i) vote your shares on routine matters and cast a “broker non-vote” on non-routine matters, or (ii) leave your shares unvoted altogether.

Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. Directors will be elected by a plurality of the votes cast by the Shareholders at a meeting in which a quorum is present. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Plan. Therefore, shares not voted and broker non-votes will have no affect on the election of directors, but shares which abstain from the approval of the 2008 Unifi, Inc. Long-Term Incentive Plan, will have the same effect as a vote against such proposal.

INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS

The following table sets forth information, as of September 5, 2008, with respect to each person known or believed by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock. The nature of beneficial ownership of the shares indicated is set forth in the notes following the table.

Name and Address of	Amount and Nature	Percent of
Beneficial Owner	Beneficially Owned(1)	Class

Dillon Yarn Corporation(2)	5,555,555	9.02%
55 East 34th Street Patterson, NJ 07514
Dimensional Fund Advisors LP(3)	4,978,317	8.09%
1299 Ocean Avenue Santa Monica, CA 90401
William M. Sams(4)	4,520,000	7.34%
750 North St. Paul, Suite 1650 Dallas, TX 75201
Stephen Wener(5)	5,688,205	9.23%
53 East 34th Street Patterson, NJ 07514

(1)	“Beneficial Ownership,” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	As indicated in its Schedule 13D, filed January 16, 2007, Dillon Yarn Corporation (“Dillon”), a textile manufacturer and distributor, beneficially owned 8,333,333 shares by virtue of having sole voting and dispositive power over such shares. Subsequent to this filing, 2,777,778 of these shares were sold by Dillon. As a result, Dillon may be deemed to beneficially own 5,555,555 shares by virtue of having sole voting and dispositive power over such shares.

(3)	As indicated in its Schedule 13G/A, filed February 6, 2008, Dimensional Fund Advisors Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 4,978,317 shares by virtue of having sole voting and dispositive power over such shares.

(4)	As indicated in a Form 4, filed May 12, 2008, includes 200,000 shares owned by Marlin Sams Fund L.P, which Mr. Sams is a General Partner of and has investment authority over and which Mr. Sams disclaims ownership of, 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(5)	As indicated in a Form 4, filed February 19, 2008, includes 5,555,555 shares owned by Dillon, in which Mr. Wener owns 23% and his wife owns 2%, of which Mr. Wener has shared voting and investment power, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

ELECTION OF DIRECTORS

General Information

The Board presently is fixed at ten (10) members. All the nominees for election are presently serving as directors and have consented to be named in this Proxy Statement and to serve, if elected. Although the Board expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the person named in the proxy.

Set forth below is the name of each of the ten (10) nominees for election to the Board, together with his age, current principal occupation (which has continued for at least the past five years unless otherwise indicated), the name and principal business of the company by which he is employed, if applicable, the period or periods during which he has served as director, all positions and offices that he holds with the Company and his directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940.

NOMINEES FOR ELECTION AS DIRECTORS

WILLIAM J. ARMFIELD, IV, (73) — Mr. Armfield has been the President of Spotswood Capital, LLC, Greensboro, North Carolina, a private investment company since 1995. Mr. Armfield was a director and President of Macfield, Inc., a textile company in North Carolina, from 1970 until August 1991, when Macfield, Inc. merged with and into Unifi, Inc. Mr. Armfield was the Vice Chairman and a director of the Company from 1991 to December 1995. Mr. Armfield again became a director of the Company in 2001, and is a member of the Company’s Audit Committee (Chair), Corporate Governance and Nominating Committee and Compensation Committee. Mr. Armfield serves as the Audit Committee financial expert.

R. ROGER BERRIER, JR., (39) — Mr. Berrier has been the Executive Vice President of Sales, Marketing and Asian Operations of the Company since September 2007. Prior to that, he had been the Vice President of Commercial Operations since April 2006 and the Commercial Operations Manager responsible for corporate product development, marketing and brand sales management from April 2004 to April 2006. Mr. Berrier joined the Company in 1991 and has held various management positions within operations, including international operations, machinery technology, research & development and quality control. He has been a director since September 2007 and is a member of the Company’s Executive Committee.

ARCHIBALD COX, JR., (68) — Mr. Cox has been the Chairman of Barclays Americas since May 2008. He was Chairman of Neo Material Technologies Inc. a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. Mr. Cox was the President and Chief Executive Officer of Magnequench, Inc., a manufacturer of magnetic material, from October 1995 to August 2005, and was the Chairman of Manequench from September 2005 to September 2006. Mr. Cox is the Chairman of Sextant Group, Inc. and a director of Hutchinson Technology Incorporated. Mr. Cox has been a director of the Company since February 2008, and is a member of the Company’s Audit Committee.

WILLIAM L. JASPER, (55) — Mr. Jasper has been the Company’s President and Chief Executive Officer since September 2007. He had been the Vice President of Sales since 2006. Prior to that, Mr. Jasper was the General Manager of the Polyester segment, having responsibility for all natural polyester businesses. He joined the Company with the purchase of the Kinston polyester POY assets from INVISTA, which was previously known as DuPont Textiles and Interiors, a subsidiary of E.I. du Pont de Nemours and Co. (“DuPont”), before it was spun off and acquired by Koch Industries, in September 2004. Prior to joining the Company, he was the Director of INVISTA’s Dacron® polyester filament business. Before working at INVISTA, Mr. Jasper held various management positions in operations, technology, sales and business for DuPont since 1980. He has been a director since September 2007 and is a member of the Company’s Executive Committee.

KENNETH G. LANGONE, (72) — Mr. Langone has been the President and Chief Executive Officer of Invemed Associates, LLC, an investment banking firm, New York, New York, since 1974. Mr. Langone is also a director of ChoicePoint Inc. and YUM! Brands, Inc. Mr. Langone has been a director of the Company since 1969, and is a member of the Company’s Corporate Governance and Nominating Committee (Chair).

CHIU CHENG ANTHONY LOO, (56) — Mr. Loo has been the Managing Director of Rio Tinto China and Rio Tinto Asia, subsidiaries of Rio Tinto Plc, a mining company, since July 2004. Prior to joining Rio Tinto, Mr. Loo was the China General Manager in Shanghai, People’s Republic of China, for INVISTA. He has been a director of the Company since April 2007, and is a member of the Company’s Corporate Governance and Nominating Committee and Compensation Committee.

GEORGE R. PERKINS, JR., (68) — Mr. Perkins is the Chairman of the Board and Chief Executive Officer of Frontier Spinning Mills, Inc., a company that he founded in 1996. Prior to founding Frontier, Mr. Perkins served from 1993 to 1996 as President of the spun yarns division of the Company and was a member of the Board. Mr. Perkins is a director of First Bancorp. He has currently been a director of the Company since August 2007, and is a member of the Company’s Compensation Committee.

WILLIAM M. SAMS, (70) — Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as the Executive Vice President of both First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. from 1981 until he retired in 2000. Mr. Sams is a director of America’s Car-Mart, Inc. He has been a director of the Company and has served as the independent “Lead Director” of the Board since April 2007, and is a member of the Company’s Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee (Chair).

G. ALFRED WEBSTER, (60) — Mr. Webster was an Executive Vice President of the Company, and had been an officer of the Company from 1979 through his retirement in 2003, and a director from 1986 until October 2004. Mr. Webster is a director of New Bridge Bank Corporation (formerly Lexington State Bank). He has been a director of the Company since August 2007, and is a member of the Company’s Corporate Governance and Nominating Committee, Audit Committee and Executive Committee (Chair).

STEPHEN WENER, (65) — Mr. Wener has served as the President and Chief Executive Officer of Dillon since 1980. The Dillon polyester and nylon texturing operations were purchased by the Company on January 1, 2007. He has also been Executive Vice President of American Drawtech Company, Inc. since 1992 and is a director of Titan Textile

Canada, Inc. He has been a director of the Company since May 2007 and served as acting Chief Executive Officer of the Company from August 1, 2007 through September 26, 2007. Since August 1, 2007, Mr. Wener has served as the Chairman of the Board of Directors and is a member of the Company’s Executive Committee.

No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Company.

The Board recommends that the Shareholders vote to elect all of the nominees as directors.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The following is a report of the Compensation Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended June 29, 2008. The current members of the Compensation Committee are William M. Sams, who is the Committee Chair, William J. Armfield, IV, Chiu Cheng Anthony Loo and George R. Perkins, Jr. All of the members of the Compensation Committee are independent.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A for its 2008 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2008, each as filed with the SEC.

Submitted by the Compensation Committee of the Board:

William M. Sams, Chairman
William J. Armfield, IV
Chiu Cheng Anthony Loo
George R. Perkins, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Principles and Policies

The Company’s executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term goals, and to retain executives by aligning compensation with the longer-term creation of Shareholder value through developing a sustainable business with consistent performance. The Compensation Committee has developed an executive compensation policy that is primarily based upon the practice of pay-for-performance. Therefore, the focus of the Compensation Committee and the Company’s executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of Shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentive to enhance Shareholder value, rewards superior performance, and is justified by returns available to Shareholders.

In establishing compensation for the named executive officers (the “NEOs”) the following are the Compensation Committee’s objectives:

•	All components of executive compensation should be set so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

•	Ensure executive compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Shareholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts: base salary, annual incentive compensation, long-term incentive compensation and other personal benefits. A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description	Objective

Base Salary	Fixed compensation that is usually increased annually based on performance.	• To provide a base level of compensation that fairly accounts for the job and scope of the role being performed. • To attract, retain, reward and motivate qualified and experienced executives.
Annual Incentive Compensation	Variable compensation earned based on performance against pre-established annual goals.	• To provide incentives for achieving critical annual operating goals which ultimately contributes to long-term return to Shareholders.
Long-Term Incentive Compensation	Variable compensation which is comprised of equity in the Company and participation in a Supplemental Key Employee Retirement Plan. The equity portion of the compensation is at risk because its value will vary with the value of the stock held by the Shareholders. The Supplemental Key Employee Retirement Plan provides additional retirement income beyond what is provided in the Company’s standard retirement plan through a pre-set, annual contribution based on actual annual compensation.	• To align the economic interests of the executives with the Shareholders by rewarding executives for stock price improvement. • To promote retention (through vesting schedules).
Other Benefits and Perquisites	Broad-based benefits provided to all the Company’s employees (e.g., health and group term life insurance), a retirement savings plan, and certain perquisites, including club memberships, spousal travel and a car allowance.	• To provide a competitive total compensation package to attract and retain key executives.

The annual and long-term incentive portions of the executive’s compensation are intended to achieve the Compensation Committee’s goal of aligning the executive’s interests with those of the Shareholders and with Company performance. These portions of an executive’s compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit the Shareholders and the Company, both in the long and short term. As a result, during years of excellent performance, the executives are provided the opportunity to earn a higher level of compensation and, conversely, in years of below average performance, their compensation will be limited to their base compensation levels. Finally, the annual and long-term incentive portions of the executive’s compensation are designed to achieve the Compensation Committee’s goal of attracting and retaining high caliber, experienced executives, through vesting schedules and deferred benefits. The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of the Company’s executive compensation program.

Operation of the Compensation Committee

As described elsewhere in this Proxy Statement, the Compensation Committee is responsible for the administration and overall structure of the Company’s executive compensation program. The Compensation Committee was composed of four independent directors during fiscal 2008, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives with input from the Company’s Chief Executive Officer (“CEO”) and Chairman, and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administering and making recommendations to the Board of Directors concerning benefit plans for the Company’s directors, officers and employees and recommending benefit programs and future objectives and goals for the Company. For more information on the operation of the Compensation Committee, please refer to “Committees of the Board of Directors.”

Elements of Compensation

Base Salaries

NEOs’ base salaries are determined based on the historical practices of the Company, the officer’s leadership and advancement of the Company’s long term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition. It is the intent of the Compensation Committee to maintain a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. No formula based salary increases were provided to the NEOs during fiscal 2008.

To aid the Compensation Committee in making its determination, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs. Generally, each NEO participates in an annual performance review with the CEO to provide input about their contributions to the Company’s success for the period being assessed. The overall performance of each NEO is reviewed annually by the Compensation Committee, which then makes recommendations on the actual base salary for each NEO to the Board of Directors for approval.

For fiscal 2008, Mr. Jasper’s base salary was $450,000, an increase from his fiscal 2007 base salary of 91% to reflect the increased responsibilities of Mr. Jasper’s new position as President and CEO. Mr. Smith’s base salary was $250,000, an increase of 43% to reflect the increased responsibilities of his new position as Chief Financial Officer (“CFO”). The base salary for the other NEOs, other than Mr. Caudle, were increased to reflect merit-based increases and the increased responsibilities of new positions for certain NEOs based upon the recommendation of the CEO from fiscal 2007 by approximately 63% for Mr. Berrier and 11% for Mr. McCoy.

At their July 2008 meeting, the Compensation Committee approved increases in the base salaries for certain of the NEOs. The Compensation Committee based these increases on many factors including the market data prepared by the compensation consultant and upon the recommendation of the CEO. For fiscal 2009, Mr. Jasper’s base salary is $635,000, an increase from his fiscal 2008 base salary of 41% and for Mr. Smith, his base salary is $325,000, an increase from his fiscal 2008 base salary of 30%. The base salaries for each of Messrs. Berrier and McCoy were increased by 11% and 10%, respectively. Please see “Compensation Discussion for Fiscal 2009” below for further information.

To retain and motivate key individuals, the Compensation Committee may, in the future, determine that it is in the best interests of the Company to negotiate total compensation packages with the Company’s senior executive management that may deviate from the Company’s current practices.

Annual Incentive Compensation

The Company structures its annual incentive compensation, in the form of a bonus, to reward its NEOs based on the Company’s fiscal year performance. All NEOs are eligible to earn a bonus which is a predetermined percentage of their base salary (called target bonus). These targets are set by the Compensation Committee and are specific to each NEO, and have a minimum (threshold) achievement level. For fiscal 2008, the Compensation Committee established a target of $62 million of annual EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). The NEOs’ target bonus was based entirely on the Company’s achievement of its targeted EBITDA. The Company’s EBITDA is a measure of cash flow generated by the Company’s business. The Company’s EBITDA represents pre-tax income from continuing operations before net interest expense, depreciation and amortization expense, adjusted to exclude restructuring charges, equity in earnings and losses of unconsolidated affiliates, impairment write-downs, non-cash compensation expense, gains and losses on sales of property, plant and equipment, hedging gains and losses, and certain other special charges as determined by the Company’s Compensation Committee. The Compensation Committee uses EBITDA as a measure of Company performance because the Compensation Committee believes it provides a clear indicator of cash generation. In setting the target EBITDA for fiscal 2008, the Compensation Committee considered the expected performance of the Company.

The annual incentive bonus awarded to an executive officer may be increased or decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to Company achievement of financial objectives. Each NEO’s performance, including the CEO, is evaluated against specific financial goals prior to payment of bonus, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by either the Compensation Committee or the Board of Directors to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and merger and acquisitions if, and to the extent, either the Compensation Committee or the Board of Directors considers the effect of such events indicative of the Company’s performance. Additionally, the Compensation Committee or the Board of Directors has the discretion to award additional bonus compensation even if the executive officer would not be entitled to any bonus based on the targets previously determined.

Each NEO’s annual incentive compensation for fiscal 2008 was based entirely upon the Company’s achievement of the EBITDA target, and his target bonus was set at 20% of his annual base salary, up to a maximum of 40% of his annual base salary. Each NEO’s bonus would be adjusted on a pro rata basis upward or downward, such that an NEO would receive a bonus equal to 40% of his base salary if the Company achieved 120% of its targeted EBITDA, to 20% of his base salary if the Company achieved its EBITDA target. The NEO would not be entitled to a bonus if the Company achieved less than its EBITDA target. As a result of the Company’s performance during fiscal 2008, the Company did not meet its EBITDA target.

However, the Compensation Committee determined to award each of the NEOs a bonus equal to 50% of such NEO’s fiscal 2008 base salary. The Compensation Committee considered the Company’s improving financial results relative to the difficult economic climate during the past fiscal year, which included a significant economic slowdown in the United States, higher than expected raw material prices, freight costs, and energy costs, and in light of these factors, determined that bonus compensation was merited.

At its meeting in July 2008, the Compensation Committee set the Company’s EBITDA target for fiscal 2009 at $60 million, and set each NEO’s target bonus at 50% of his annual base salary. If the Company achieved its EBITDA target, then the NEOs would be entitled to their target bonus. Furthermore, each NEO’s bonus would be adjusted on a pro rata basis upward or downward, such that a NEO would receive a bonus equal to 100% of his base salary if the Company achieved 120% of its targeted EBITDA, to 25% of his base salary if the Company achieved 80% of its targeted EBITDA. The NEO would not be entitled to a bonus if the Company achieved less than 80% of its EBITDA target. Please see “Compensation Discussion for Fiscal 2009” below for further information.

The Compensation Committee believes the cash portion of the annual incentive bonus provides the necessary incentives to retain, reward and motivate the executive officers for short-term strong Company performance.

Long-Term Incentive Compensation

Equity Incentives

The Compensation Committee believes that stock-based performance compensation is essential in aligning the interests of management and the Shareholders in enhancing the long-term value of the Company’s equity. The 1999 Unifi, Inc. Long-term Incentive Plan (the “1999 Plan”) provides for the issuance to the Company’s officers and employees of shares of incentive stock options, non-qualified stock options, restricted stock awards and performance-based awards for the Company’s Common Stock. These awards are granted to the Company’s executive officers and other employees both to build the value of the Company, and to retain key individuals. Stock options provide incentive for the creation of Shareholder value over the long term since the full benefit of an executive officer’s compensation package cannot be realized unless the Common Stock appreciates in value during the term of the option. Unless otherwise provided, options which have vested may be exercised prior to the earlier of (i) ten (10) years from the date of grant or (ii) upon the termination of employment of the participant other than by death, disability, retirement, or change of control. Restricted stock is granted from time to time to executive officers, primarily for purposes of retention. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Compensation Committee have lapsed. Generally the Compensation Committee believes that granting stock options can be an effective tool for meeting the Company’s compensation goal of increasing long-term Shareholder value by tying the value of the executive’s performance compensation to the Company’s Common Stock performance. Employees are able to profit from stock options only if the Company’s stock price increases in value over the stock option’s exercise price. Recipients of restricted stock are not required to provide consideration other than the rendering of their services.

In July 2006, the Compensation Committee established a policy providing for the grant of an annual stock option to the NEOs. The purpose of the annual grant of stock options to the NEOs is to provide the NEOs with additional incentives to remain with the Company. At its October 2007 meeting, the Compensation Committee approved a grant of options to the NEOs. The Compensation Committee based the number of shares which were granted to each NEO, other than the CEO, primarily upon the recommendation of the CEO.

The Board has approved the 2008 Unifi, Inc. Long-Term Incentive Plan, subject to approval by the Shareholders, which the Company will use to grant shares of incentive stock options, non-qualified stock options, restricted stock awards and performance-based awards for the Company’s Common Stock to the Company’s officers and employees. If the 2008 Unifi, Inc. Long-Term Incentive Plan is approved by the Shareholders, then the Company will begin to issue stock-based performance compensation to the Company’s officers and employees. The terms of the 2008 Unifi, Inc. Long-Term Incentive Plan are set forth in Proposal 2 hereto.

Supplemental Key Employee Retirement Plan

In July 2006, the Company established an unfunded supplemental retirement plan known as the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “Plan”) for a select group of management employees (including the CEO and the other NEOs). Participants in the Plan are those employees of the Company or its subsidiaries who are determined to be participants in the Plan by the Compensation Committee in its sole and exclusive discretion. The Company established the Plan in order to provide certain management employees additional compensation benefits in order to further incentivize them and to provide better retention opportunities.

The Plan provides for an initial credit to each participant’s account equal to three (3) times the product of the participant’s base salary for the 2005 calendar year multiplied by the participant’s SERP Credit Percentage (8 1/2% of the annual base salary for executive officers of the Company and 5 1/2% of the annual base salary for participants who are not executive officers of the Company). Thereafter, as of the end of each calendar year, each participant’s account shall be credited with an amount equal to the product of such participant’s base salary for such calendar year multiplied by the participant’s applicable SERP Credit Percentage. Each participant’s account will be adjusted as if the balance in such account had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportion as their respective weighting therein. Upon a participant’s termination of employment with the Company, the participant shall be entitled to receive the amount credited to such participant’s account in a single lump sum payable six months after the participant’s termination of employment with the Company, except in the event that the participant’s termination is due to death or disability, in which case the participant or the participant’s designated beneficiary, as applicable, shall immediately be entitled to such payout.

Perquisites and Other Benefits

Automobile Allowance.  The Company provided to certain employees an automobile allowance during fiscal 2008. During fiscal 2008, the Company paid its NEOs approximately $7,150 in automobile allowance. The Company also reimbursed its NEOs for certain automobile expenses during fiscal 2008. The Company provides these benefits to the NEOs because the Compensation Committee believes that these benefits are common among executive officers at similarly situated companies, and thus are an essential element in providing the NEOs with a competitive compensation package.

Retirement Benefits.  In order to provide employees at all levels with greater incentive, the Company makes available to all employees, including the NEOs, the opportunity to make contributions to the Company’s Retirement Savings Plan (“401K Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401K Plan the Company matches contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401K Plan and 50% of the next 2% of compensation contributed to the 401K Plan.

Health Plan, Life Insurance and Other Benefits.  The Company makes available health and insurance benefits to all employees, including the NEOs. The cost of the health plans is covered partially through employees’ payroll deductions, with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees. In fiscal 2008, the cost of certain golf and social club memberships was covered for NEOs, provided that the club membership provides for a business-use opportunity such as use of the facilities for functions and meetings, and client networking and entertainment. On very limited occasions, spousal travel in connection with a business-related event is also a covered expense. This is limited to events sponsored for the purpose of building customer or employee relationships where the travel is for an extended period of time or extends into the personal time of the executive, or it is expected or customary for the executive to be accompanied by a spouse. Other perquisites such as income tax preparation, temporary housing, and moving and relocation costs are provided from time to time.

Change of Control Agreements.  The Company entered into Change of Control Agreements with Messrs. Caudle, and McCoy on November 1, 2005, with Messrs. Berrier and Jasper on July 25, 2006, and with Mr. Smith on February 21, 2008 (each, an “Officer”). The agreements provide that if an Officer’s employment is terminated involuntarily, other than by death or disability or cause, or voluntarily, other than for good reason, after a change of control of the Company, such Officer will receive certain benefits. The present value of those benefits will be 2.99 times the average of such Officer’s annual compensation paid during the five (5) calendar years (or the period of such Officer’s employment with the Company if such Officer has been employed with the Company for less than five calendar years) preceding the change of control of the Company, subject to being reduced to the largest amount which will result in no portion of the payment being subject to excise taxes under the Internal Revenue Code, all as determined by the Company’s independent certified public accountants, whose decision shall be binding upon the Company and such Officer. These benefits will be paid to such Officer in equal installments over a twenty-four (24) month period. To be entitled to payments upon such a change of control, (a) the Officer’s employment must be terminated other than for cause, or (b) the Officer must terminate his employment for good reason, in either case within two years following the change of control.

For purposes of the agreements, a change of control is deemed to occur if, among other things, (i) there shall be consummated any consolidation or merger of the Company or the sale of all or substantially all of the assets of the Company, (ii) the Shareholders of the Company have approved any plan or proposal for the liquidation or dissolution of the Company, (iii) any person acquires twenty percent (20%) or more of the outstanding voting stock of the Company, or (iv) if there is a change in the majority of directors under specified conditions within a two (2) year period. The benefits under these Change of Control Agreements are contingent and therefore not reported under the Summary Compensation Table.

Pursuant to their terms, each of the Change of Control Agreements with the NEOs will expire in November 2008.

Termination and Severance Agreements.  During fiscal 2008, the Company terminated the employment of Brian R. Parke. Pursuant to the terms of an Employment Agreement between the Company and Mr. Parke, and as a result of his termination, Mr. Parke was entitled to receive an aggregate of $2,312,500, representing three years of his then-current base salary, together with additional compensation equal to thirty days of his then-current base salary in lieu of the thirty days’ prior written notice of termination provided in the Employment Agreement (the “Cash Compensation”). The Cash Compensation is payable in thirty-seven equal monthly installments, less appropriate deductions, including state and federal taxes. In addition to the Cash Compensation, (1) all current unexercised, non-vested options to purchase the Company’s Common Stock previously granted to Mr. Parke have become fully vested and will remain exercisable through the end of their original terms; (2) for a period of three years following his termination date, August 1, 2007, Mr. Parke and his eligible family members are entitled to certain medical and insurance benefits equal to those provided to him during his employment; (3) Mr. Parke would receive all accrued benefits under the Company’s Supplemental Key Employee Retirement Plan; and (4) Mr. Parke was entitled to the payment by the Company of all reasonable costs in connection with his eventual relocation to his native country of Ireland, which costs will be grossed up for applicable taxes. The confidentiality and non-competition provisions of the Employment Agreement survive the termination of the Employment Agreement for five years and three years, respectively.

The Company entered into a Severance Agreement (the “Severance Agreement”) with Mr. Lowe in October, 2007, which provides for the termination of Mr. Lowe’s employment with the Company. Pursuant to the Severance Agreement Mr. Lowe’s last day of employment was October 1, 2007 (the “Separation Date”). The Severance Agreement was retroactively effective to the Separation Date. Under the terms of the Severance Agreement, (i) Mr. Lowe will receive aggregate severance equal to $1,650,000, subject to applicable withholding and deductions, in seventy-eight (78) equal bi-weekly installments, (ii) Mr. Lowe continued to receive medical and dental coverage from the Company through the earlier of his coverage by a new employer or September 30, 2010, provided that Mr. Lowe shall continue to pay the premiums applicable to other employees of the Company for such coverage, and (iii) Mr. Lowe’s unvested restricted stock and unvested options shall be fully vested on the Separation Date. In exchange for the consideration provided by the Severance Agreement, Mr. Lowe has also agreed to, among other things, (i) refrain from engaging in certain competitive activity for a period of three (3) years following the Separation Date, (ii) keep confidential the Company’s confidential information, (iii) fully release the Company, and its subsidiaries and affiliate companies from all claims, and (iv) provide continued cooperation and assistance to the Company following the Separation Date. On August 1, 2008 Mr. Lowe informed the Company that he no longer required medical and dental coverage from the Company.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code on the Company’s executive compensation program. Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees,” i.e., those employees named in the “Summary Compensation Table” below, to the extent such compensation exceeds $1,000,000. Based on its review of the likely impact of Section 162(m), the Compensation Committee may in the future recommend changes to the Company’s benefit plans in order to qualify compensation paid to covered employees for such exception.

Compensation Discussion for Fiscal 2009

In order to provide recommendations to the Compensation Committee concerning competitive ranges of all components of NEO compensation for fiscal 2009, the Company’s management engaged a compensation consultant, Towers Perrin, to prepare information concerning the market for executive compensation and compare the Company’s executive compensation program against that market.

The compensation consultant prepared compensation data from multiple survey sources, reflective of general industry pay levels for companies of similar size, including the 25th, 50th and 75th percentile market pay data for each of the NEOs. For fiscal 2009, these survey sources are the Towers Perrin CDB Executive Compensation Database, the Watson Wyatt Worldwide 2007/2008 Top Management Compensation Calculator and the Mercer 2007 Executive Benchmark Database Survey.

The Compensation Committee did not seek to set executive compensation at or near any particular percentile, and considers total compensation to be competitive if it is within the band of the 25th to 75th percentiles. Market data is only one of many factors that the Committee considered in the determination of executive compensation levels. Other factors include the historical practices of the Company, the officer’s leadership and advancement of the Company’s long term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition.

EXECUTIVE OFFICERS AND THEIR COMPENSATION

Summary Compensation Table

The following table sets forth a summary of all compensation awarded or paid to or earned by the Company’s NEOs for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal year ended June 29, 2008. Included in the table below are Brian R. Parke and William M. Lowe, Jr. who each ceased to be employed by the Company during the fiscal year ended June 29, 2008. Messrs. Parke and Lowe were the Company’s former CEO and CFO, respectively. In addition, Stephen Wener is included in the table below because he served as the acting CEO during part of the fiscal year ended June 29, 2008.

							Change in
							Pension Value
							and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William L. Jasper	2008	392,118	225,000	—	243,914	—	—	50,743	911,775
President and Chief	2007	235,008	18,801	—	173,020	—	—	94,580	521,409
Executive Officer

Ronald L. Smith,	2008	228,731	125,000	—	89,417	—	—	33,244	476,392
Vice President and Chief Financial Officer(4)

R. Roger Berrier, Jr.	2008	291,347	162,500	—	161,452	—	—	43,382	658,681
Executive Vice President, Sales(4)

Thomas H. Caudle, Jr.	2008	260,004	130,002	—	44,642	—	—	47,944	482,592
Vice President, Global Operations	2007	260,004	20,800	—	87,479	—	—	121,187	489,470

Charles F. Mccoy	2008	243,269	125,000	—	44,642	—	—	40,115	453,026
Vice President,	2007	225,000	18,000	—	87,479	—	—	98,648	429,127
Secretary and General Counsel

Brian R. Parke	2008	144,231	—	—	—	—	—	647,741	791,972
Former President, Chief	2007	750,000	—	—	510,000	—	—	360,950	1,620,950
Executive Officer and Chairman of the Board(5)

William M. Lowe, Jr.	2008	148,079	—	10,680	35,416	—	—	423,019	617,194
Former Vice President,	2007	550,008	—	9,240	134,584	—	—	235,007	928,839
Chief Operating Officer and Chief Financial Officer(6)

Stephen Wener	2008	—	—	—	—	—	—	—	—
Former Chief Executive Officer and Current Chairman of the Board(7)

(1)	On January 6, 2004, the Company granted Mr. Lowe 20,000 restricted shares. The closing price of the Common Stock as reported on the NYSE was $6.51 per share on that date. Pursuant to the terms of this grant, Mr. Lowe receives the same cash dividends as other Shareholders owning Common Stock. The restrictions imposed on the restricted shares lapsed with respect to one-fifth of the shares on January 6th each year, beginning with the year the shares were granted. Pursuant to his Severance Agreement, the restrictions on the remaining 4,000 shares of Mr. Lowe’s unvested restricted shares were released on October 1, 2007.

(2)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 29, 2008, in accordance with SFAS 123R, related to options granted in fiscal 2008 as well as prior fiscal years. The fair value of the options is being expensed over derived service periods that range from 2.4 to 3.9 years. For the awards presented above, the estimated forfeiture rate has been disregarded. Options were granted on October 24, 2007, with an exercise price of $2.72 per share. The exercise price represented the average of the high and low market prices on the date of grant. The options issued on October 24, 2007 are exercisable on the date the closing price of the stock shall have been at least $6.00 per share for thirty (30) consecutive trading days.

(3)	All other compensation for each of the NEOs consists of the following:

	William L.	Ronald L.	R. Roger	Thomas H.	Charles F.	Brian R.	William M.	Stephen
	Jasper	Smith	Berrier, Jr.	Caudle, Jr.	McCoy	Parke	Lowe, Jr.	Wener

Automobile Allowance	7,154	7,154	7,154	7,154	7,154	2,308	2,308	—
Auto Expenses	4,979	3,293	5,134	5,332	3,738	732	3,953	—
Country Club Dues	—	1,934	—	3,389	—	14,428	13,845	—
Spousal Travel	—	—	—	—	—	4,094	—	—
Health Insurance	—	—	—	—	—	5,030	—	—
Housing Allowance(a)	—	—	—	—	—	12,934	—	—
Life Insurance	1,357	203	262	1,089	228	2,446	990	—
Matching 401(k) Contributions	13,060	4,575	11,380	8,880	9,380	—	—	—
Contributions to Supplemental Key Employee Retirement Plan	24,193	16,085	19,452	22,100	19,615	—	—	—
Severance	—	—	—	—	—	605,769	401,923	—
Total	50,743	33,244	43,382	47,944	40,115	647,741	423,019	—

(a)	During the term of his employment, the Housing Allowance for Mr. Parke provided for the maintenance and upkeep of his residence in Ireland, while he and his family resided in the United States.

(4)	Messrs. Berrier and Smith were not NEOs during fiscal 2007. Therefore no compensation information for fiscal 2007 appears in the Summary Compensation Table for these individuals.

(5)	Mr. Parke’s employment as the Chairman, President and Chief Executive Officer of the Company was terminated by the Company on August 1, 2007.

(6)	Mr. Lowe’s employment as the Company’s Vice President, Chief Operating Officer and Chief Financial Officer was terminated on October 1, 2007.

(7)	Mr. Wener served as the acting CEO during part of the fiscal 2008, but received no compensation for serving in such capacity. Mr. Wener did receive compensation for serving as a director. See the “Directors Compensation” table below.

Grants of Plan Based Awards

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the NEOs in fiscal 2008.

		All Other
		Stock Awards:	Exercise	Grant Date
		Number	or Base	Fair Value
		of Securities	Price of	of Stock
		Underlying	Option	and Option
	Grant	Options	Awards	Awards
Name	Date	(#)	($)/Sh	($)
(a)	(b)	(j)	(k)	(l)

William L. Jasper(1)	10/24/2007	400,000	2.72	1,088,000
Ronald L. Smith(1)	10/24/2007	150,000	2.72	408,000
Thomas H. Caudle, Jr.(1)	10/24/2007	50,000	2.72	136,000
Charles F. McCoy(1)	10/24/2007	50,000	2.72	136,000
R. Roger Berrier, Jr.(1)	10/24/2007	300,000	2.72	816,000
Brian R. Parke	—	—	—	—
William M. Lowe, Jr.	—	—	—	—
Stephen Wener(2)	10/24/2007	20,000	2.72	54,400

(1)	The options granted had a vesting schedule such that the shares would vest only if prior to the expiration date, the closing price of the Company’s Common Stock as listed on the NYSE was at least $6.00 per share for 30 consecutive trading days.

(2)	The options granted had a vesting schedule such that the shares would vest only as to (i) 10,000 shares if prior to the expiration date, the closing price of the Company’s Common Stock as listed on the NYSE was at least $8.00 per share for 30 consecutive trading days, and (ii) 10,000 shares if prior to the expiration date, the closing price of the Company’s Common Stock as listed on the NYSE was at least $10.00 per share for 30 consecutive trading days.

Outstanding Equity Awards

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of the NEOs of the Company as of the end of fiscal 2008.

Outstanding Equity Awards at Fiscal Year-End for 2008

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market
	Securities	Securities			Shares or	Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

William L. Jasper	100,000	0	3.40	4/19/2016
	43,335	21,665	2.89	7/26/2016
	0	400,000	2.72	10/24/2017

Ronald L. Smith	3,000	0	16.31	10/22/2008
	5,833	0	11.19	10/21/2009
	5,833	0	11.86	10/21/2009
	5,832	0	12.53	10/21/2009
	10,000	0	7.48	10/2/2011
	5,000	0	7.33	1/23/2012
	50,000	0	2.76	7/1/2014
	33,335	16,665	2.89	7/26/2016
	0	150,000	2.72	10/24/2017

Thomas H. Caudle, Jr.	2,500	0	16.31	10/22/2008
	13,408	0	11.19	10/21/2009
	13,408	0	11.86	10/21/2009
	13,408	0	12.53	10/21/2009
	15,000	0	7.48	10/2/2011
	50,000	0	7.33	1/23/2012
	120,000	0	2.76	7/1/2014
	43,335	21,665	2.89	7/26/2016
	0	50,000	2.72	10/24/2017

Charles F. McCoy	13,408	0	11.19	10/21/2009
	13,408	0	11.86	10/21/2009
	13,408	0	12.53	10/21/2009
	15,000	0	7.48	10/2/2011
	50,000	0	7.33	1/23/2012
	100,000	0	2.76	7/1/2014
	43,335	21,665	2.89	7/26/2016
	0	50,000	2.72	10/24/2017

R. Roger Berrier, Jr.	2,500	0	16.31	10/22/2008
	4,358	0	11.19	10/21/2009
	4,358	0	11.86	10/21/2009
	4,358	0	12.53	10/21/2009
	10,000	0	7.48	10/2/2011
	5,000	0	7.33	1/23/2012
	50,000	0	2.76	7/1/2014
	50,000	0	3.40	4/19/2016
	43,335	21,665	2.89	7/26/2016
	0	300,000	2.72	10/24/2017

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market
	Securities	Securities			Shares or	Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock	Units of Stock
	Options	Options	Exercise	Option	That Have	That Have
	(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

Brian R. Parke	15,000	0	16.31	10/22/2008
	50,000	0	18.75	1/21/2009
	89,387	0	11.19	10/21/2009
	89,386	0	11.86	10/21/2009
	89,386	0	12.53	10/21/2009
	250,000	0	7.33	1/23/2012
	578,300	0	2.76	7/1/2014
	300,000	0	2.89	7/26/2016

William M. Lowe, Jr.	6,667	0	6.46	1/6/2014
	6,667	0	6.85	1/6/2014
	6,666	0	7.24	1/6/2014
	300,000	0	2.76	7/1/2014
	100,000	0	2.89	7/26/2016

Stephen Wener	0	20,000	2.72	10/24/2017

Options Exercised and Stock Vested

The following table provides information concerning the exercises of stock options and vesting of stock awards during fiscal 2008 on an aggregated basis for each of the NEOs of the Company.

Option Exercises and Stock Vested for 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

William L. Jasper	—	—	—	—
Ronald L. Smith	—	—	—	—
Thomas H. Caudle, Jr.	—	—	—	—
Charles F. McCoy	—	—	—	—
R. Roger Berrier, Jr.	—	—	—	—
Brian R. Parke	21,700	3,798	—	—
William M. Lowe, Jr.	—	—	4,000	10,680
Stephen Wener	—	—	—	—

(1)	The value realized represents the number of shares exercised multiplied by the difference between the average market price (average of the high and low price) on the day of exercise and the exercise price.

(2)	The value realized represents the number of shares acquired on vesting multiplied by the average market price (average of the high and low price) on the day of vesting.

Non-Qualified Deferred Compensation

The following table provides information with respect to the Company’s defined contribution and non-tax-qualified compensation deferral plans for each of the Company’s NEOs. For a description of the material terms of the Company’s Supplemental Key Employee Retirement Plan (“SERP”), see “Compensation Discussion & Analysis — Elements of Compensation — Long Term Incentive Compensation”.

	Non-Qualified Deferred Compensation for Fiscal Year 2008
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Loss)	Withdrawals	Balance at
	in Last	in Last	in Last	and/or	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

William L. Jasper	—	24,193	(13,491)	—	90,542
Ronald L. Smith	—	16,085	(7,402)	—	49,924
Thomas H. Caudle, Jr.	—	22,100	(15,398)	—	102,854
Charles F. McCoy	—	19,615	(13,324)	—	89,045
R. Roger Berrier, Jr.	—	19,452	(10,647)	—	71,489
Brian R. Parke	—	—	(29,366)	257,710	—
William M. Lowe, Jr.	—	—	(15,710)	194,816	—
Stephen Wener	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

Accrued and Vested Benefits.  Each of the NEOs has accrued various benefits under the Company’s compensation programs and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of their vested benefits and awards in the event that their employment with the Company ends for any reason, including termination by the Company for “cause” or resignation without “good reason.” “Cause” generally means a termination on the basis of fraud, misappropriation or embezzlement on the part of the NEO or malfeasance or misfeasance by the NEO in performing the duties of his office, as determined by the Board. “Good Reason” generally means a material reduction in the officer’s duties or a change in title resulting in reduction of the officer’s duties, a material reduction in salary or bonus, the termination of or taking any action which would adversely affect any benefit plan, option plan or other compensation arrangement which an NEO participates in, the reduction of the number of vacation days, or the relocation of the officer to an area farther than a specified distance from their primary employment location. In the event of termination for Cause or Good Reason, each of the NEOs is entitled only to receive all earned but unpaid base salary, unreimbursed expenses and/or accrued, vested equity awards and vested 401(k) and SERP benefits through the effective date of the termination.

As previously disclosed Messrs. Parke’s and Lowe’s employment with the Company was terminated in August and October, 2008, respectively.

The table below summarizes the accrued and vested benefits that each of the NEOs would be entitled to, assuming they left the Company on June 29, 2008.

Accrued and Vested Benefits

	William L.	Ronald L.	Thomas H.	Charles F.	R. Roger
	Jasper	Smith	Caudle, Jr.	McCoy	Berrier, Jr.

Vested Deferred Compensation Balance	$90,542	49,924	102,854	89,045	71,489

Total	$90,542	49,924	102,854	89,045	71,489

Termination Following a Change in Control.  The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination or resignation for Good Reason following a change in control occurred on June 29, 2008.

Termination or Resignation For Good Reason Following a Change in Control

	William L.	Ronald L.	Thomas H.	Charles F.	R. Roger
	Jasper	Smith	Caudle, Jr.	McCoy	Berrier, Jr.

Severance/salary(1)	$1,235,058	755,321	1,105,074	951,652	876,319

Total	$1,235,058	755,321	1,105,074	951,652	876,319

(1)	For the NEOs the severance payment upon a termination or resignation for Good Reason following a change in control is based on the NEO’s aggregate annual compensation which includes but is not limited to the NEO’s salary, bonus, economic benefit of life insurance, automobile allowance and expenses, deferred compensation and imputed income related to country club dues.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors of the Company and each of the NEOs in the Summary Compensation Table included herein, and of all current directors and executive officers of the Company as a group, as of September 5, 2008.

	Amount
	and Nature of	Percentage
Name	Beneficial Ownership(1)	of Class

William J. Armfield, IV(2)	877,515	1.42%
R. Roger Berrier, Jr.(3)	519,568	*
Thomas H. Caudle, Jr.(4)	347,644	*
Archibald Cox, Jr.	100,000	*
William L. Jasper(5)	570,000	*
Kenneth G. Langone(6)	3,017,900	4.90%
Chiu Cheng Anthony Loo	—	*
William M. Lowe, Jr.(7)	420,000	*
Charles F. McCoy(8)	306,563	*
Brian R. Parke(9)	593,159	*
George R. Perkins, Jr.(10)	958,644	1.56%
William M. Sams(11)	4,520,000	7.34%
Ronald L. Smith(12)	285,498	*
G. Alfred Webster(13)	120,000	*
Stephen Wener(14)	5,688,205	9.23%
All directors and executive officers as a group (13 persons)	17,311,537	27.18%

*	Represents less than one percent (1%) of the Common Stock.

(1)	All shares are owned directly and with sole voting and investment power, except as otherwise noted. The information presented in this table was based upon Company information, information furnished to the Company by the named persons and information contained in filings with the SEC.

(2)	Includes 10,000 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(3)	Includes 195,574 shares that Mr. Berrier has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 5, 2008, and 300,000 that Mr. Berrier would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 23,994 shares that Mr. Berrier owns jointly with his wife, and together they share voting and investment power.

(4)	Includes 292,724 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 5, 2008, and 50,000 that Mr. Caudle would have the right to purchase stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(5)	Includes 165,000 shares that Mr. Jasper has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 5, 2008, and 400,000 that Mr. Jasper would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(6)	Includes 10,000 shares that Mr. Langone has the right to purchase pursuant to presently exercisable stock options, as to which he would have sole voting and investment power upon acquisition, 270,000 shares owned by Invemed Associates, LLC, in which Mr. Langone owns an 81% interest, 1,885,000 shares owned by Invemed Catalyst Fund, LLP of which Mr. Langone has shared voting and investment power, 10,000 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(7)	Includes 420,000 shares that Mr. Lowe has the right to purchase pursuant to stock options that are currently exercisable or could become exercisable within 60 days of September 5, 2008, as to which he would have sole voting and investment power upon acquisition.

(8)	Includes 248,559 shares that Mr. McCoy has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 5, 2007, and 50,000 that Mr. McCoy would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 1,100 shares jointly owned with his wife as to which he has shared voting and investment power.

(9)	Includes 593,159 shares that Mr. Parke has the right to purchase pursuant to stock options that are currently exercisable or could become exercisable within 60 days of September 5, 2008, as to which he would have sole voting and investment power upon acquisition.

(10)	Includes 10,000 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(11)	Includes 200,000 shares owned by Marlin Sams Fund L.P., which Mr. Sams is deemed to be the beneficial owner of, but to which he specifically disclaims ownership of, 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(12)	Includes 135,498 shares that Mr. Smith has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 5, 2008, and 150,000 that Mr. Smith would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(13)	Includes 10,000 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, 10,000 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition and 100,000 shares which Mr. Webster owns jointly with his wife, and together they share voting and investment power.

(14)	Includes 5,555,555 shares owned by Dillon, in which Mr. Wener owns 23% and his wife owns 2%, of which Mr. Wener has shared voting and investment power, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 5, 2008, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

DIRECTORS’ COMPENSATION

The following table shows compensation information for the Company’s directors for fiscal 2008.

Director Compensation Table
					Change in Pension
					Value and
					Nonqualified
	Fees			Non Equity	Deferred
	Earned or	Stock		Incentive Plan	Compensation	All
	Paid Cash	Awards	Options	Compensation	Earnings	Other	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

William J. Armfield, IV	15,750	—	6,518	—	—	—	22,268
R. Roger Berrier, Jr.	1,000	—	—	—	—	—	1,000
Archibald Cox, Jr.(2)	—	—	—	—	—	—	—
William L. Jasper	1,000	—	—	—	—	—	1,000
Kenneth G. Langone	8,000	—	6,518	—	—	—	14,518
Chiu Cheng Anthony Loo	30,000	—	—	—	—	—	30,000
Brian R. Parke(3)	1,000	—	—	—	—	—	1,000
George R. Perkins, Jr.	3,000	—	6,518	—	—	—	9,518
William M. Sams	10,000	—	6,518	—	—	—	16,518
G. Alfred Webster	68,667	—	6,518	—	—	—	75,185
Stephen Wener	8,000	—	6,518	—	—	—	14,518
R. Wiley Bourne, Jr.(3)	11,750	—	—	—	—	—	11,750
Charles R. Carter(3)	11,750	—	—	—	—	—	11,750
Sue W. Cole(3)	8,000	—	—	—	—	—	8,000
J.B. Davis(3)	6,000	—	—	—	—	—	6,000
Donald F. Orr(3)	12,750	—	—	—	—	—	12,750

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 29, 2008, in accordance with SFAS 123R, related to options granted in fiscal 2008 as well as prior fiscal years. The fair value of the options is being expensed over derived service periods that range from 2.4 to 3.9 years. For the awards presented above, the estimated forfeiture rate has been disregarded. Options representing 20,000 shares were granted to each outside director, other than Mr. Loo, on October 24, 2007, with an exercise price of $2.72 per share. The exercise price represented the average of the high and low market prices on the date of grant. Of options issued to each director on October 24, 2007, (i) 10,000 shares are exercisable on the date the closing price of the stock shall have been at least $8.00 per share for thirty (30) consecutive trading days and (ii) 10,000 shares are exercisable on the date the closing price of the stock shall have been at least $10.00 per share for thirty (30) consecutive trading days.

(2)	Mr. Cox became a director on February 20, 2008.

(3)	Messrs. Parke, Bourne, Carter, Davis, Orr and Ms. Cole resigned from the Board of Directors effective August 1, 2008.

In prior fiscal years, each director, who was not an employee of the Company, was paid an annual retainer of $24,000 and an additional $1,000 for each Board meeting attended and for each meeting of Board committees on which they serve when such meeting was held on a day other than a day scheduled for a regular Board meeting. Each such director was also reimbursed for reasonable expenses incurred in attending those meetings. The Chairman of each of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee was also paid $15,000, in addition to their regular directors fees, for serving in that capacity on those committees. Directors who are employees of the Company were paid an attendance fee of $1,000 for each Board meeting attended. Directors who attend Board or committee meetings via telephone conferencing received attendance fees as if they were physically present at such Board or committee meetings. During the fiscal year ended June 24, 2007, the Board approved the suspension of such director meeting fees for all directors, other than Mr. Loo, effective after the October 2008 Board meeting, until such time as the Board determines to reinstate such fees. The Board also approved an annual director’s fee for Mr. Webster for his service as Chairman of the Executive Committee. The compensation for outside directors is periodically reviewed for adjustment by the Compensation Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees: the Compensation Committee, the Audit Committee, the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Executive Committee. The Compensation Committee met three times during the last fiscal year. The Audit Committee met six times during the last fiscal year. The Governance Committee did not meet during the last fiscal year, but took action by written consent two times during the last fiscal year. The Executive Committee met six times during the last fiscal year.

The Compensation Committee operates under a written charter, adopted in April 2003 and amended in July 2004. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. At least annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each executive officer of the Company (including the Chief Executive Officer), evaluates each executive officer’s performance in light of these goals and objectives, and sets each executive officer’s compensation level based on this evaluation. The Compensation Committee annually determines whether the Chief Executive Officer and other executive officers will participate in any annual or long-term incentive plans established for the Company’s executive officers or employees. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company and administers and grants stock options to the Company’s officers, employees and consultants pursuant to the Company’s equity-based plans, including the 1999 Plan. Each member of the Compensation Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Compensation Committee are Messrs. Sams (Chair), Armfield, Loo and Perkins.

The Audit Committee operates under a written charter, adopted in April 2000 and most recently amended in July 2004. The Audit Committee was established in accordance with Section 3(a)(58)A of the Exchange Act. The Audit Committee discharges the Board’s responsibility relating to the oversight of: (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the independent auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee, among other things, is responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee is an independent director, in accordance with the independence requirements of the Exchange Act and the NYSE Corporate Governance Standards. The current members of the Audit Committee are Messrs. Armfield (Chair), Cox, Sams and Webster.

The Governance Committee operates under a written charter, adopted in April 2003 and most recently amended in August 2007. The Governance Committee is responsible for, among other things, identifying candidates to serve as directors of the Company consistent with criteria approved by the Board, and for making recommendations to the Board of qualified nominees for election or re-election as directors of the Company. It is also responsible for recommending to the Board, for the Board’s approval, all committee members and chairpersons. The Governance Committee is responsible for establishing a system for, and monitoring the process of, performance reviews of the Board, its committees and key management personnel. The Governance Committee reviews the Corporate Governance Issues and Policies Guidelines (the “Corporate Governance Guidelines”) from time to time and recommends to the Board any changes to the Corporate Governance Guidelines. The Governance Committee also monitors compliance with the Company’s Ethical Business Conduct Policy Statement (the “Policy Statement”), reviews the Policy Statement from time to time and provides recommendations to the Board for any changes to the Policy Statement. The Governance Committee also administers the Company’s Related Person Transactions Approval Policy (the “Related Person Transactions Policy”) and may from time to time recommend to the Board any changes to the Related Person Transactions Policy. Each member of the Governance Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Governance Committee are Messrs. Langone (Chair), Armfield, Loo, Sams and Webster.

The Executive Committee operates under a written charter adopted in September 2007. The Executive Committee may exercise all of the authority of the Board of Directors in the management of the Company, subject to limitations under New York law. The current members of the Executive Committee are Messrs. Webster (Chair), Berrier, Jasper and Wener.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Governance Committee will consider those recommendations by Shareholders of director nominees which are submitted in writing with biographical and business experience information to the Secretary of the Company, in the manner described in the section entitled “Shareholder Proposals” contained in this Proxy Statement. All nominees for director must demonstrate integrity, accountability, informed judgment, financial literacy, passion, creativity and vision. In addition, the Board is comprised of directors from various backgrounds and professions in order to maximize perspective and ensure a wealth of experiences to inform its decisions. The objective of the Governance Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. The Governance Committee believes that men and women of different ages, races and ethnic backgrounds can contribute different, useful perspectives, and can work effectively together to further the Company’s mission.

The Governance Committee reviews the background and qualifications of each nominee to determine his or her experience, competence and character, and assesses such nominee’s potential contribution to the Board. Other than the foregoing, there are no stated minimum criteria for director nominees. The Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the Shareholders. Shareholder nominees will be analyzed by the Governance Committee in the same manner as nominees that are otherwise considered by the Governance Committee.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Governance Committee decides not to nominate a member for re-election, unless the Board determines not to fill a vacancy, the Governance Committee will identify a new nominee with the desired skills and experience as outlined above. To date, the Governance Committee has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although it reserves the right to do so in the future if necessary.

All nominees for election to the Board have been recommended by the Governance Committee. All such nominees are current directors standing for re-election, except for Mr. Cox, who was appointed since the last Annual Meeting of Shareholders and is standing for his first Shareholder election. Mr. Cox was identified and recommended to the Governance Committee by Mr. Langone.

ATTENDANCE OF DIRECTORS

The Board met four times during fiscal 2008. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings held by all committees of the Board on which they serve during the period in which they served as a director or a committee member.

CORPORATE GOVERNANCE MATTERS

Director Independence

For a director to be considered independent under the NYSE Corporate Governance Standards, the Board must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director. As permitted by the NYSE Corporate Governance Standards, the Board has adopted its Director Independence Standards to assist it in making its independence determinations. These standards are attached to this Proxy Statement as Appendix A and are also available on the Company’s website referenced below as Exhibit A to the Corporate Governance Guidelines.

After considering the Director Independence Standards, the NYSE Corporate Governance Standards, and all other relevant facts and circumstances, including the existence of any commercial or charitable relationships between the directors and the Company, the Board has determined that all of its members, other than Messrs. Wener, Berrier and Jasper, meet the Company’s categorical standards, meet the independence requirements of the NYSE and are independent.

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business for the benefit of Shareholders, the Board has adopted the Corporate Governance Guidelines. Each of the Audit Committee, the Compensation Committee and the Governance Committee operate under written charters that have been adopted by the Board. The Corporate Governance Guidelines and the committee charters are available on the Company’s website at www.unifi.com under the “Investor Relations” section. In addition, print copies of the Corporate Governance Guidelines and the committee charters are available to any Shareholder that requests a copy.

Audit Committee Financial Expert

The Board has determined that at least one member of the Audit Committee, William J. Armfield, IV, is an audit committee financial expert. Mr. Armfield is “independent” as that term is defined in the NYSE Corporate Governance Standards.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at regularly scheduled executive sessions. In addition, to the extent that, from time to time, the group of non-management directors includes directors that are not independent, at least once a year there will be scheduled an executive session including only independent directors. During fiscal 2008, Mr. Sams, as the Company’s independent Lead Director, presided over meetings of the independent and non-management directors.

Code of Business Conduct and Ethics; Ethical Business Conduct Policy Statement

The Company has adopted a written Code of Business Conduct and Ethics applicable to members of the Board and executive officers, including the CEO and CFO (the “Code of Business Conduct and Ethics”). The Company has also adopted the Policy Statement that applies to all employees. The Code of Business Conduct and Ethics and the Policy Statement are available on the Company’s website referenced above, under the “Investor Relations” section and printed copies of each are available to any Shareholder that requests a copy. Any amendments to or waiver of the Code of Business Conduct and Ethics will be disclosed on the Company’s website promptly following the date of such amendment or waiver.

Shareholder and Interested Party Communications

Shareholders and other interested parties may communicate directly with the entire Board, any committee of the Board, the Chair of any Board committee, any individual director, the independent Lead Director, the independent or non-management directors, as a group, or any other group of directors by writing to: Unifi, Inc. Board of Directors, c/o Corporate Compliance Officer, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Any correspondence sent in this manner and directed to the Lead Director, any particular director, or any particular committee or group will be forwarded accordingly. If no specific addressee is provided, the communication will be forwarded to the Chairman of the Board. Reference is also made to Article VIII of the Corporate Governance Guidelines.

Director Attendance at Annual Meetings

At the 2007 Annual Meeting of Shareholders, all nine members of our Board at that time were in attendance. We believe that the Annual Meeting is an opportunity for Shareholders to communicate directly with our directors. Directors are encouraged to attend the Annual Meeting of Shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the individuals that served as a member of the Compensation Committee during fiscal 2008 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Board’s preference to avoid related party transactions.

Pursuant to the Code of Business Conduct and Ethics, all executive officers and directors are required to discuss with the Company’s General Counsel any transaction or relationship which does or may conflict with the interests of the Company, prior to the entry into of such transaction. Pursuant to the Related Person Transactions Policy the Company’s General Counsel must submit any potential or actual conflict of interest involving an officer, director or related person to the Governance Committee for review and approval. Under this policy, the Governance Committee will determine an appropriate resolution on a case-by-case basis, including approval, ratification, amendment, termination or rescission of the transaction. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the SEC, as required under SEC rules.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

Transactions with Dillon Yarn Corporation and Mr. Wener

In fiscal 2007, the Company purchased the polyester and nylon texturing operations of Dillon (the “Transaction”). In connection with the Transaction the Company and Dillon entered into a Sales and Services Agreement for a term of two years from January 1, 2007, pursuant to which the Company has agreed to pay Dillon an aggregate amount of $6.0 million in exchange for certain sales and transitional services to be provided by Dillon’s sales staff and executive management, of which $3.0 million was paid in fiscal 2008. In addition, during fiscal 2008 the Company recorded sales to and commission income from Dillon in the aggregate amount of $62,000, has purchased products from Dillon in an aggregate amount of $2.3 million and paid to Dillon, for certain employee and other expense reimbursements, an aggregate amount of $467,000. Additionally, Dillon paid the Company, for certain expenses related to transition services the Company was performing for Dillon following the Transaction, an aggregate amount of $740,000. Further in connection with the Transaction, Dillon guaranteed up to $1.0 million of the Company’s receivable from New River Industries, Inc. (“New River”). During fiscal 2008, New River declared bankruptcy. Pursuant to this guarantee, during fiscal 2008, the Company received $971,000 from Dillon to settle the receivable. Mr. Wener, a director of the Company, is the President and Chief Executive Officer of Dillon, was a director of New River, and together with his spouse, beneficially owned a 12% equity interest in New River.

In fiscal 2008, Unifi Manufacturing, Inc. (“UMI”), a wholly owned subsidiary of the Company, sold certain real and personal property held by UMI located in Dillon, South Carolina, to 1019 Realty LLC (the “Buyer”) for a sale price of $4,000,000. The real and personal property being sold by UMI was acquired by the Company pursuant to the Transaction. Mr. Wener, is a manager of the Buyer, and has a 13.5% ownership interest in and is the sole manager of an entity which owns 50% of the Buyer.

Mr. Wener is an Executive Vice President of American Drawtech Company, Inc. (“ADC”) and beneficially owns a 12.5% equity interest in ADC. During fiscal 2008 the Company recorded sales to and commission income from ADC in the aggregate amount of $2.4 million and paid expenses to ADC of $17,000.

Mr. Wener is a director of Titan Textile Canada, Inc. (“Titan”) and beneficially owns a 12.5% equity interest in Titan. During fiscal 2008, the Company recorded sales to Titan in the amount of $2.3 million.

Transactions with Salem Holding Company

Mr. Langone, a director of the Company, is a director, stockholder, and Chairman of the Board of Salem Holding Company. In fiscal 2008, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, $3.4 million in connection with leases of tractors and trailers, and for related services. The terms of the Company’s leases with Salem Leasing Corporation are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services.

For a discussion of agreements with the Company’s NEOs see “Compensation Discussion & Analysis — Elements of Compensation — Perquisites and Other Benefits— Change of Control Agreements.”

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of four independent Directors and operates under a written charter adopted by the Board and most recently amended in July 2004. The current members of the Audit Committee are William J. Armfield, IV (Chair), Archibald Cox, Jr., William M. Sams and G. Alfred Webster.

The Company’s management is responsible for the Company’s financial statements and reporting process and for establishing and maintaining an adequate system of internal control over financial reporting. Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements, for attesting to Management’s Report on Internal Control over Financial Reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee monitors and oversees these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

To fulfill its responsibilities, the Audit Committee has:

•	reviewed and discussed with the Company’s management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 29, 2008 and Management’s Report on Internal Control over Financial Reporting for the fiscal year ended June 29, 2008;

•	reviewed management’s representations to the Audit Committee that those audited consolidated financial statements were prepared in accordance with generally accepted accounting principles;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards), as amended; and

•	received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with E&Y their independence from the Company.

Based on its discussions with management and the independent registered public accounting firm, the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2008 for filing with the SEC.

Submitted by the Audit Committee of the Board:

William J. Armfield, IV, Chairman
Archibald Cox, Jr.
William M. Sams
G. Alfred Webster

INFORMATION RELATING TO THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its authority, the Company’s Audit Committee will select the Company’s independent registered public accounting firm for the current fiscal year at a meeting subsequent to the Annual Meeting. Ernst & Young LLP was selected as the Company’s independent registered public accounting firm for the fiscal year ended June 29, 2008. Ernst & Young LLP has been the Company’s independent auditors since 1990. Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have the opportunity to make a statement if they so desire and to answer appropriate questions from Shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to Ernst & Young LLP for services rendered to the Company for the fiscal years indicated below were as follows:

	Fiscal Years Ended
	June 29,	June 24,
	2008	2007

Audit Fees(1)	$1,192,000	$1,388,000
Audit-Related Fees	—	—
Tax Fees(2)	32,000	36,000
All Other Fees	—	—

(1)	For fiscal 2007, includes $98,000 of fees related to the Company’s Registration Statement on Form S-4.

(2)	Consists of aggregate fees paid for tax compliance, consultation and related tax matters.

Policy on Audit Committee Pre-Approval of the Audit and Permissible Non-Audit Services by the Company’s Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy governing the provision of all audit and non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will annually consider and approve, if appropriate, the provision of audit services (including audit review and attest services) and of certain specific defined permitted non-audit services (“pre-approved services”) by its independent registered public accounting firm. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service must be presented to the Audit Committee for consideration (a) at a regular meeting, (b) at a special meeting called to consider the proposed engagement or by a unanimous written consent of the Audit Committee or (c) by the Chairperson of the Audit Committee, or another member of the Audit Committee. If permissible non-audit services are pre-approved by the Chairperson or another member of the Committee, that decision is required to be presented at the next meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any person who owns more than ten percent of the Company’s stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they filed.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such Section 16(a) filings were timely made during the fiscal year ended June 29, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 29, 2008 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans:

Number of Securities
Remaining Available for
Future Issuance Under Equity
	Number of Shares to be	Weighted-Average	Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in Column
Plan Category	Warrants and Rights	Warrants and Rights	(a))
	(a)	(b)	(c)

Equity compensation plans approved by shareholders	5,383,516	$4.64	256,451
Equity compensation plans not approved by shareholders	—	—	—
Total	5,383,516	$4.64	256,451

Under the terms of the 1999 Unifi Inc. Long-Term Incentive Plan (“1999 Plan”), the maximum number of shares to be issued was approved at 6,000,000. Of the 6,000,000 shares approved for issuance, no more than 3,000,000 may be issued as restricted stock. To date, 258,166 shares have been issued as restricted stock of which 300 shares are unvested as of June 29, 2008. Any option or restricted stock that is forfeited may be reissued under the terms of the plan. The amount forfeited or canceled is included in the number of securities remaining available for future issuance in column (c) in the above table.

PROPOSAL 2

APPROVAL OF THE 2008 UNIFI, INC.
LONG-TERM INCENTIVE PLAN

The Board of Directors has approved and recommended the adoption of the 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 Plan”), subject to approval by the Shareholders.

The purpose of the 2008 Plan is to enable the Company and its subsidiaries to attract, retain and motivate officers, employees and non-employee directors, and to provide the Company with the ability to provide incentives directly linked to the profitability of the Company’s businesses and increases in Shareholder value and the enhancement of performance relating to customers.

Set forth below is a summary of certain important features of the 2008 Plan. This summary is qualified in its entirety by reference to the actual plan attached hereto as Appendix B. The 2008 Plan, if adopted by the Shareholders of the Company, will be effective as of October 29, 2008.

Administration.  The 2008 Plan will be administered by the Compensation Committee of the Company or such other committee of the Board as the Board may from time to time designate, which Committee will be composed of not less than two “outside directors” for purposes of Section 162(m) of the Code who shall also be non-employee directors. Among other things, the Compensation Committee will have the authority, subject to the terms of the 2008 Plan, to select officers, employees and directors, to whom awards may be granted, to determine the type of award as well as the number of shares of Common Stock to be covered by each award, and to determine the terms and conditions of any such awards. The Compensation Committee also will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2008 Plan as it deems advisable, to interpret the terms and provisions of the 2008 Plan and any awards issued thereunder and to otherwise supervise the administration of the 2008 Plan. All decisions made by the Compensation Committee pursuant to the 2008 Plan will be final and binding.

Eligibility.  Officers, directors and employees of the Company and subsidiaries of the Company are eligible to be granted awards under the 2008 Plan, as determined by the Compensation Committee. As of June 29, 2008 the Company had approximately 2,800 employees.

Plan Features.  The 2008 Plan authorizes the issuance of up to 6,000,000 shares of Common Stock pursuant to the grant or exercise of stock options, including incentive stock options (“ISOs”), nonqualified stock options (“NQSO”), and restricted stock, but not more than 3,000,000 shares may be issued as restricted stock and no single participant may be granted awards pursuant to the 2008 Plan covering in excess of 1,500,000 shares in any three consecutive years. Subject to the foregoing limits, the shares available under the 2008 Plan can be divided among the various types of awards and among the participants as the Compensation Committee sees fit. The shares subject to grant under the 2008 Plan are to be made available from authorized but unissued shares or from treasury shares as determined from time to time by the Board. Awards may be granted for such terms as the Compensation Committee may determine, except that the term of an ISO may not exceed ten years from its date of grant. No awards outstanding on the termination date of the 2008 Plan will be affected or impaired by such termination.

DESCRIPTION OF AWARDS

Stock Options.  The 2008 Plan authorizes the Compensation Committee to grant options to purchase Common Stock at an exercise price (the “option price”) which cannot be less than 100% of the fair market value of such stock on the date of grant. Each option will expire at such time as the Compensation Committee determines at the time of grant, provided, however, that no incentive stock option may be exercised later than the 10th anniversary date of its grant, to the extent the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000 such option shall be treated as NQSO to the extent required by Section 422 of the Code.

The 2008 Plan permits the exercise price of an option to be paid in cash at the time of such exercise by tendering shares of stock either by actual delivery or shares by attestation, with such shares valued at fair market value, or in any combination thereof, or by authorization of a third party to sell shares of stock acquired upon exercise of the option and remit to the Company sufficient portions of the sales price to pay the entire exercise price and any tax withholding resulting from such exercise, all as determined by the Compensation Committee.

Options may be granted either as ISOs or NQSOs. The principal difference between such options is their tax treatment. See “— Federal Income Tax Consequences.”

The 2008 Plan also provides that, with respect to options, the period during which an option may be exercisable following the termination of the employment by a participant generally may not exceed three months, unless employment is terminated as the result of death, disability or retirement, in which case the option may be exercised during a period of 12 months following the date of such death, disability or retirement. In no event, however, may an incentive stock option be exercised after the expiration of its original term. Further, in the event of a termination for “cause” the participant’s option shall only be exercisable on the date of termination.

Restricted Stock.  The 2008 Plan authorizes the Compensation Committee to grant restricted stock to individuals with such restriction periods as the Compensation Committee may designate. The Compensation Committee may, prior to granting shares of restricted stock, designate certain participants as “Covered Employees” upon determining that such participants are or are expected to be “covered employees” within the meaning of Section 162(m)(3) of the Code, and will provide that the issuance of certain restricted stock awards to these Covered Employees is contingent upon achieving performance goals established by the Compensation Committee within the time period prescribed by Section 162(m) of the Code. In the event the employment of a participant is terminated because of normal retirement, disability or death, any remaining period of restriction applicable to the restricted stock shall automatically terminate.

Unless the Committee determines otherwise, in the event that such employment is terminated for any other reason during the period of restriction, then any shares still subject to restrictions at the date of such termination of employment shall automatically be forfeited and returned to the Company.

Duration, Amendment and Discontinuance.  The 2008 Plan will terminate on October 28, 2018. Awards outstanding as of such date will not be affected or impaired by the termination of the 2008 Plan. The 2008 Plan may be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may be made which would (i) impair the rights of an optionee under an option or a restricted stock award previously granted without the optionee’s or recipient’s consent, except such an amendment made to qualify the 2008 Plan for the exemption provided by Rule 16b-3 or (ii) disqualify the 2008 Plan from the exemption provided by Rule 16b-3. Except as expressly provided in the 2008 Plan, the 2008 Plan may not be amended without shareholder approval to the extent such approval is required by law or agreement.

Transferability.  Options under the 2008 Plan are not transferable other than as designated by the participant by will or other law of descent and distribution and during the participant’s life may be exercisable only by the participant.

Change of Control.  The 2008 Plan provides that, in the event of a change of control (as defined in the 2008 Plan which is attached hereto as Appendix B) of the Company (i) any stock options outstanding as of the date of the change of control which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions applicable to restricted stock will lapse and such restricted stock shall become free of all restrictions and fully vested.

Federal Income Tax Consequences.  The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options and restricted stock units. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

NQSOs.  Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of such an option, the excess of the fair market value of the shares acquired on the exercise of the option over the option price (the spread), will constitute compensation taxable to the optionee as ordinary income. In determining the amount of the spread or the amount of consideration paid to the optionee, the fair market value of the stock on the date of exercise is used. The Company, in computing its federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

ISOs.  An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and thereby may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of his ISO with which to pay such tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the “ISO Holding

Period”), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

Restricted Stock.  A participant who is granted restricted stock may make an election (a “Section 83(b) election”) to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted shall be taxed as capital gain (or loss) upon a subsequent sale of the shares. Any such Section 83(b) election must be made and filed with the IRS within 30 days of receipt in accordance with the regulations under Section 83(b) of the Code. If the participant does not make a Section 83(b) election, then the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividends paid on stock subject to the restrictions are compensation income to the participant and compensation expense to the Company. The Company is generally entitled to an income tax deduction for any compensation income taxed to the participant, subject to the provisions of Section 162(m) of the Code.

New Plan Benefits.  It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the 2008 Plan if the 2008 Plan is adopted. Such determinations, including determining allocations to any persons or groups of persons, are subject to the discretion of the Compensation Committee.

Required Vote.  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the 2008 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board unanimously recommends a vote for approval of the 2008 Plan.

SHAREHOLDER PROPOSALS

The deadline for submission of Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement for its 2009 Annual Meeting of Shareholders is May 21, 2009. Any Shareholder proposal to be submitted at the 2009 Annual Meeting of Shareholders (but not required to be included in the Company’s Proxy Statement), must be received by August 4, 2009, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5 under the Exchange Act and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal. Proposals which Shareholders intend to present at the Company’s 2009 Annual Meeting of Shareholders or wish to have included in the Company’s proxy materials should be sent registered, certified or express mail to Charles F. McCoy, Vice President, Secretary and General Counsel of the Company, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules permitting registrants to send a single set of the annual report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information Shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Common Stock. If your family has multiple accounts by which you hold the Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions or wish to revoke your decision to household.

ANNUAL REPORT

The Company filed an Annual Report on Form 10-K with the SEC on September 12, 2008. The Company makes available through its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnish it to, the SEC. Shareholders may also obtain a copy of these reports, without charge, upon request to the Company’s Vice President, Secretary and General Counsel, Charles McCoy, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

OTHER MATTERS

The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Charles F. McCoy
Vice President, Secretary and General Counsel

Greensboro, North Carolina
September 18, 2008

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

A majority of Board of Directors of Unifi, Inc. (the “Company”) shall be independent. No director shall qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making such determination, the Board of Directors shall consider the factors identified below, as well as such other factors that the Board of Directors may deem relevant. A director will not be deemed independent if:

1.	the director is employed by the Company or any of its affiliates (as used herein, such term shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended) or was employed by the Company or any of its affiliates at any time during the preceding year, provided that as of November 4, 2004 (the “Effective Date”), the lookback period shall be three years;

2.	the director is a member of the immediate family of an individual who is, or has been, employed by the Company or any of its affiliates as an executive officer at any time during the preceding year, provided that as of the Effective Date the lookback period shall be three years;

3.	the director (a) presently receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (b) the director or the director’s immediate family member had received such compensation within the preceding year, provided that as of the Effective Date the lookback period shall be three years [Note: Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.];

4.	the director (a) is presently affiliated with or employed by, or his or her immediately family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, or (b) the director or the director’s immediate family member had been affiliated with or employed by such internal or external auditor of the Company within the preceding year, provided that as of the Effective Date the lookback period shall be three years;

5.	the director (a) is presently an executive officer or an employee, or his or her immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds $1 million or 2 percent of such other company’s consolidated gross revenues for its last fiscal year, whichever is greater, or (b) the Company and the company of which director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the preceding year, provided that as of the Effective Date the lookback period shall be three years;

6.	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company;

7.	the director has, or his or her immediate family member has, a personal services contract with the Company;

8.	the director or his or her immediate family member is employed and compensated by a foundation, university or other nonprofit institution that has received significant charitable contributions from the Company that are disclosed or will be required to be disclosed in the Company’s proxy statement; and

9.	the director (a) is presently employed, or his or her immediate family member is presently employed, as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee, or (b) such director or his or her immediate family member was employed in such capacity within the preceding year, provided that as of the Effective Date the lookback period shall be three years.

In addition to being independent as determined by the Board of Directors in accordance with the factors set forth above, (a) members of the Audit Committee may not (i) receive, directly or indirectly, any compensation other than directors’ fees from the Company, or (ii) be an “affiliated person” of the Company or any of its subsidiaries as such term is defined under Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) members of the Compensation Committee must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act.

A-1

APPENDIX B

2008 UNIFI, INC.

LONG-TERM INCENTIVE PLAN

SECTION I

GENERAL

1.1	Purpose. The 2008 Unifi, Inc. Long-Term Incentive Plan (the “Plan”) has been established by Unifi, Inc. and its related subsidiary companies (the “Company”) to: (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2	Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards outstanding under the Plan, or any other plan or arrangement of the Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company).

1.3	Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section IV (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section VII of the Plan).

SECTION II

OPTIONS

2.1	Definitions. The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section II may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code. A “Non-Qualified Option” is an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code.

2.2	Exercise Price. The “Exercise Price” of each Option granted under this Section II shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; except that the Exercise Price shall not be less than 100 percent of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the “Pricing Date” shall be the date on which the Option is granted.

2.3	$100,000 Limitation. To the extent that the aggregate fair market value of Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any fiscal year (under all plans of the Company) exceeds $100,000, such options shall be treated as Non-Qualified Stock Options, to the extent required by Section 422 of the Code.

2.4	Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee provided, however, incentive stock options must be exercised within 10 years of the date of grant or are forfeited to the extent required by Section 422 of the Code.

2.5	Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section II shall be subject to the following:

A.	Subject to the following provisions of this subsection 2.5, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.5(c), payment may be made as soon as practicable after the exercise).

B.	The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

C.	The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.6	Settlement of Award. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable.

SECTION III

OTHER STOCK AWARDS

3.1	Definition. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future.

3.2	Restrictions on Stock Awards. The Committee may impose such restrictions on any Stock Awards (including shares of restricted stock) granted under the Plan as it may deem advisable, including, without limitation, continuous service requirements and/or achievement of performance goals. The provisions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing such restricted shares be held by the Company. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than these restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

Performance-Based Awards, certain benefits granted under the Plan, are subject to attainment of certain performance goals. The performance goals are determined and established annually by the Committee in its sole discretion, and shall be based on business criteria that applies to the Company as a whole, such as earnings per share, net income, return on assets, or return on equity. At the time of establishing a performance goal, the Committee shall specify the manner in which the performance goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the performance goal. Such performance goals also may be based on the attainment of specified levels of performance of the Company or one or more Affiliates under one or more of the measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as “Performance Goals”. With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for “performance based compensation” within the meaning of Section 162(m)(4) of the Code, and shall be set by the Committee within the time prescribed by Section 162(m) and related regulations.

In the event the employment of a Participant is terminated because of normal retirement, disability or death, any remaining period of restriction applicable to a Stock Award shall automatically terminate. Unless the Committee determines otherwise, in the event that such employment is terminated for any other reason during the period of restriction, then any shares still subject to restrictions at the date of such termination of employment shall automatically be forfeited and returned to the Company.

SECTION IV

OPERATION AND ADMINISTRATION

4.1	Effective Date. Subject to the approval of the shareholders, the Plan shall be effective as of October 29, 2008 (the “Effective Date”).

4.2	Shares Subject to Plan.

A.	(i) Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of 6,000,000 shares of Stock.

(ii) Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iii) If the Exercise Price of any stock option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iv) Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding Awards (or obligations to grant future Awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution as a result of the Company acquiring another entity (or an interest in another entity).

B.	Subject to paragraph 4.2C, the following additional maximums are imposed under the Plan.

(i) The maximum number of shares of Stock that may be issued by Options intended to be Incentive Stock Options shall be 6,000,000 shares.

(ii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section III (relating to Stock Awards) shall be 3,000,000 shares.

(iii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section II (relating to Options) shall be 1,500,000 shares during any three consecutive fiscal years.

C.	In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options; as well as any other adjustments that the Committee determines to be equitable.

4.3	Limit on Distribution. If the Stock is at the time listed or admitted to trading on any stock exchange or over-the-counter market, distribution of shares of stock or other amounts under the Plan shall be subject to the following:

A.	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

B.	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificate basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4	Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy the minimum tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local minimum tax withholding requirements.

4.5	Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, including integration with annual bonus plans and matching share for share the portion of annual bonuses paid in stock, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plans and arrangements of the Company acquiring another entity (or an interest in another entity).

4.6	Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. No cash dividends shall be paid on shares of Stock subject to unexercised Options.

4.7	Payments. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies, as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. The Committee intends that all deferrals will comply with the applicable provisions of Treas. Reg. § 1.409A-3.

4.8	Transferability. Awards under the Plan are not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

4.9	Acceleration. Subject to the provisions of paragraph 4.2C, and except otherwise provided in the Plan or the Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:

A.	All outstanding Options shall become fully exercisable.

B.	All Stock Awards shall become fully vested.

4.10	Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.11	Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

4.12	Limitation of Implied Rights.

A.	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such Company shall be sufficient to pay any benefits to any person.

B.	The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.13	Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.14	Action by Company or Related Company. Any action required or permitted to be taken by the Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

4.15	Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.16	Governing Law. This Plan shall be governed by North Carolina law except to the extent such law is preempted by federal law.

4.17	Section 409A. The Plan is intended to comply with section 409A of the Code to the extent that such section is applicable.

A.	The Plan may be amended at any time to the extent required to comply with Code section 409A or to ensure that any portion, or all, of the benefits provided under the Plan will not be subject to Code section 409A, as the Committee may determine to be necessary or appropriate.

B.	If not otherwise later amended per the provisions of Subsection A, each provision of the Plan that involves the deferral of compensation subject to Code section 409A shall be interpreted in a manner that complies with such section, and each provision that conflicts with such requirements shall be neither valid nor enforceable. The Plan may not be amended in any way to accelerate the payment of any amounts credited to a Participant’s Award as of the effective date of such amendment, except as may be permitted by Code section 409A.

C.	Notwithstanding any provision of the Plan, the Committee may terminate the Plan at any time under any circumstances permitted by Code section 409A and, if the Board so desires, cause all Awards to be paid out in lump sum payments in cash, as the Committee may determine, as soon as practicable following such termination.

SECTION V

COMMITTEE

5.1	Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section V.

5.2	Selection of Committee. The Committee shall be the Compensation Committee and shall be selected by the Board and consist of two or more Outside Directors of the Board.

5.3	Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

A.	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section VI) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems to relevant.

B.	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code § 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

C.	The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

D.	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

E.	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

F.	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

G.	In controlling and managing the operation and administration of the Plan, the Committee shall act by majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

5.4	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

5.5	Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information, as the Committee considers desirable to carry out the terms of the Plan.

SECTION VI

AMENDMENT AND TERMINATION

 This Plan shall terminate ten years from the Effective Date (the “Termination Date”). The Board may, at any time, prior to the Termination Date amend or terminate the Plan, provided that, subject to subsection 4.2C, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board.

SECTION VII

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

A.	Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options and Stock Awards.

B.	Board. The term “Board” shall mean the Board of Directors of the Company.

C.	Change in Control. The term “Change in Control” shall mean a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets.

(i) A change in the ownership of the Company occurs on the date that any one person (or more than one person acting as a group), acquires ownership of the stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. A stock acquisition will not be deemed to be a change in the ownership of a corporation if such person or group is considered to own more than 50% of the total fair market value or total voting power of the Company’s stock at the time of the acquisition of additional stock.

(ii) A change in the effective control of the Company occurs on the date that either:

(a) any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of the stock of the Company that constitutes 20% or more of the total voting power of the stock of the Company, or

(b) a majority of the members of the corporation’s board of directors is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds of the members of the corporation’s board of directors serving prior to the date of the appointment or election.

If a person or a group is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or group is not considered to cause a change in the effective control of the corporation.

(iii) A change in the ownership of a substantial portion of a the Company’s assets occurs on the date that any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of such corporation’s assets immediately prior to such acquisition. An asset’s gross fair market value is determined without regard to any liability associated with such asset.

A transfer of assets by a corporation is not treated as a change in ownership where such assets are transferred to:

(a) an existing shareholder of the Company in exchange for or with respect to its stock,

(b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(c) a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of the Company’s outstanding stock, or

(d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

This Section will be construed in accordance with the applicable provisions of IRS Notice 2005-1 and Treas. Reg. § 1.409A-3.

D.	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provisions of the Code.

E.	Disability. The term “Disability” shall mean any of (i), (ii), or (iii) below:

(i) The Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or entitlement to and receipt of disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition;

(ii) The Participant is, by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving either (1) income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer or (2) disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; or

(iii) The Participant is determined to be totally disabled by the Social Security Administration.

All determinations of disability hereunder shall be confirmed by the Committee.

F.	Eligible Individual. For purposes of the Plan, the term “Eligible Individual” shall mean any employee of the Company, and any director, consultant or other person providing key services to the Company.

G.	Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:

(i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the mean between the lowest and highest reported sale prices of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on the date in question on the principal exchange, then the mean between the lowest and highest reported sale prices of the Stock on the closest date prior to the date in question on the principal exchange shall be determinative of “Fair Market Value.”

(ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest and highest reported sale prices of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

(iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

H.	Outside Director. The term “Outside Director” means a member of the Board who satisfies the requirements for an outside director as provided in Code § 162(m) and non-employee director as provided in § 16(b) of the Securities Exchange Act of 1934.

I.	Stock. The term “Stock” shall mean shares of common stock of the Company. No fractional shares of the Company’s common stock will be issued under the 2008 Long-Term Incentive Plan.

J.	Commission. The term “Commission” means the Securities and Exchange Commission or any successor agency.

K.	Rule 16b-3. The term “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Rule 16b of the Exchange Act, as amended from time to time.

L.	Section 162(m). The term “Section 162(m)” means Section 162(m) of the Code, as amended from time to time.

UNIFI, INC.
7201 WEST FRIENDLY AVENUE
GREENSBORO, NC 27410
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	UNIFI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
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UNIFI, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN THIS PROXY. THANK YOU.	☐	☐	☐

Vote on Directors

PROPOSAL NO. 1 — To elect the ten (10) Directors listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:

NOMINEES:

01) William J. Armfield, IV, 02) R. Roger Berrier, Jr., 03) Archibald Cox, Jr., 04) William L. Jasper, 05) Kenneth G. Langone, 06) Chiu Cheng Anthony Loo, 07) George R. Perkins, Jr., 08) William M. Sams, 09) G. Alfred Webster, 10) Stephen Wener.

Vote on Proposal	For	Against	Abstain

PROPOSAL NO. 2 — To adopt and approve the 2008 Unifi, Inc. Long-Term Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

á   FOLD AND DETACH HERE   á

UNIFI, INC.
ANNUAL MEETING, OCTOBER 29, 2008
PLEASE COMPLETE, DATE, SIGN AND DETACH THE PROXY CARD AS INSTRUCTED AND
RETURN IN THE ENCLOSED BUSINESS REPLY ENVELOPE TO:
UNIFI, INC.
C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717
The undersigned hereby appoints Charles F. McCoy, with full power of substitution, as attorney and proxy to represent and vote all shares of Unifi, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, in Greensboro, North Carolina, on Wednesday, October 29, 2008, at 9:00 A.M. Eastern Daylight Saving Time, and any adjournment or adjournments thereof as indicated on the reverse side:
The undersigned hereby authorizes the proxy, in his discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR SPECIFIED IN PROPOSAL NO. 1 AND IN FAVOR OF PROPOSAL 2, UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated September 18, 2008, and the Proxy Statement furnished therewith.